EXHIBIT 1.1

                          THE COMPANIES ACTS 1931- 1993

                                   ISLE OF MAN

                        PUBLIC COMPANY LIMITED BY SHARES

                            MEMORANDUM OF ASSOCIATION

                                       OF

                                TOUCAN MINING PLC



1.   The name of the Company is TOUCAN MINING PLC.

2.   The Company is a public Company.

3.   The liability of the members is limited.

4. There are no restrictions on the exercise of the rights powers and privileges of the Company.

5. The share capital of the Company is (pound)2000.00 divided into 2000 Ordinary Shares of (pound)1.00 each.

6.   The subscribers to this Memorandum of Association:

(a)  Wish to be formed into a Company pursuant to this Memorandum;

(b)  agree to take the number of shares shown opposite their names;

(c) declare that all the requirements of the Companies Acts 1931 to 1993 in respect of matters relating to registration and of matters precedent and incidental thereto have been complied with.